Exhibit 99.2

Cornerstar BBQ, Inc., Larkridge BBQ, Inc., Quebec Square BBQ, Inc., and Razorback BBQ, Inc.

Interim Unaudited Statements of Operations for the Nine Months ended

September 23, 2018 and September 24, 2017

	Nine Months Ended
	September 23, 2018	September 24, 2017
Restaurant sales, net	$11,538,507	$12,855,829

Operating expenses
Food and beverage costs	3,475,959	3,768,574
Labor and benefits costs	3,760,357	3,868,396
Operating expenses	1,058,268	1,079,474
Depreciation and amortization	165,781	172,334
General and administrative expenses	2,835,904	3,392,168
Total costs and expenses	11,296,269	12,280,946

Income (loss) from operations	242,238	574,883

Interest expense, net	60,777	55,499

Net income (loss)	$181,461	$519,384